Filed Pursuant to Rule 424(b)(2)
Registration No. 333-296872

PROSPECTUS SUPPLEMENT (To Prospectus Dated August 13, 2026)

The Korea Development Bank

US$1,000,000,000 4.625% Notes due 2029

US$1,000,000,000 4.750% Notes due 2031

Our US$1,000,000,000 aggregate principal amount of notes due 2029 (the “2029 Notes”) will bear interest at a rate of 4.625% per annum and our US$1,000,000,000 aggregate principal amount of notes due 2031 (the “2031 Notes,” and together with the 2029 Notes, the “Notes”) will bear interest at a rate of 4.750% per annum. Interest on the Notes is payable semi-annually in arrear on March 10 and September 10 of each year, beginning on March 10, 2027. The 2029 Notes will mature on September 10, 2029 and the 2031 Notes will mature on September 10, 2031.

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

The payment of interest and the repayment of principal on the Notes will not be guaranteed by the Government (as defined herein).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	2029 Notes			2031 Notes
	Per Note	Total		Per Note	Total
Public offering price	99.964%	US$	999,640,000	99.886%	US$	998,860,000
Underwriting discounts	0.200%	US$	2,000,000	0.200%	US$	2,000,000
Proceeds to us, before expenses	99.764%	US$	997,640,000	99.686%	US$	996,860,000

In addition to the initial public offering price, you will have to pay for accrued interest, if any, from and including September 10, 2026.

Application will be made to the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing and quotation of the Notes on the SGX-ST. The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission to the Official List of, and listing and quotation of the Notes on, the SGX-ST are not to be taken as an indication of the merits of us or the Notes. Currently, there is no public market for the Notes. In addition, application will be made to list the Notes on the Luxembourg Stock Exchange and to have the Notes admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. Application will also be made for listing of the Notes to the International Securities Market of the London Stock Exchange. No assurance can be given that such applications will be approved or that such listings will be maintained.

We expect to make delivery of the Notes to investors through the book-entry facilities of DTC on or about September 10, 2026.

Joint Bookrunners and Lead Managers

Citigroup

Crédit Agricole CIB

HSBC

J.P. Morgan

Mizuho

Standard Chartered Bank

Prospectus Supplement Dated September 2, 2026

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

Prospectus Supplement

Prospectus

Certain Defined Terms

All references to “we” or “us” mean The Korea Development Bank. All references to “Korea” or the “Republic” contained in this prospectus supplement mean The Republic of Korea. All references to the “Government” mean the government of Korea. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

Our separate financial information as of December 31, 2025 and June 30, 2026 and for the six months ended June 30, 2025 and 2026 included in this prospectus supplement has been prepared in accordance with International Financial Reporting Standards as adopted in Korea (“Korean IFRS” or “K-IFRS”). References in this prospectus supplement to “separate” financial statements and information are to financial statements and information prepared on a non-consolidated basis. Unless specified otherwise, our financial and other information included in this prospectus supplement is presented on a separate basis in accordance with Korean IFRS and does not include such information with respect to our subsidiaries.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table is due to rounding.

IMPORTANT NOTICES

MiFID II product governance / Professional investors and ECPs only target market — Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

UK MiFIR product governance / Professional investors and ECPs only target market — Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, each as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

Additional Information

The information in this prospectus supplement is in addition to the information contained in our prospectus dated August 13, 2026. The accompanying prospectus contains information regarding us and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea and the Notes in registration statement no. 333-296872, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

We are Responsible for the Accuracy of the Information in this Document

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission to the Official List of, and listing and quotation of the Notes on, the SGX-ST are not to be taken as an indication of the merits of us or the Notes.

Not an Offer if Prohibited by Law

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and should not be used to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions.”

Information Presented Accurate as of Date of Document

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

IMPORTANT NOTICE TO PROSPECTIVE INVESTORS

Prospective investors should be aware that certain intermediaries in the context of this offering of the Notes, including certain Underwriters (as defined below), are “capital market intermediaries” (“CMIs”) subject to Paragraph 21 of the SFC Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission of Hong Kong (the “SFC Code”). This notice to prospective investors is a summary of certain obligations the SFC Code imposes on such CMIs, which require the attention and cooperation of prospective investors. Certain CMIs may also be acting as “overall coordinators” (“OCs”) for this offering and are subject to additional requirements under the SFC Code.

Prospective investors who are the directors, employees or major shareholders of The Korea Development Bank (the “Issuer”), a CMI or its group companies would be considered under the SFC Code as having an association (“Association”) with the Issuer, the CMI or the relevant group company. Prospective investors associated with the Issuer or any CMI (including its group companies) should specifically disclose this when placing an order for the Notes and should disclose, at the same time, if such orders may negatively impact the price discovery process in relation to this offering. Prospective investors who do not disclose their Associations are hereby deemed not to be so associated. Where prospective investors disclose their Associations but do not disclose that such order may negatively impact the price discovery process in relation to this offering, such order is hereby deemed not to negatively impact the price discovery process in relation to this offering.

Prospective investors should ensure, and by placing an order prospective investors are deemed to confirm, that orders placed are bona fide, are not inflated and do not constitute duplicated orders (i.e., two or more corresponding or identical orders placed via two or more CMIs). If a prospective investor is an asset management arm affiliated with any Underwriter, such prospective investor should indicate when placing an order if it is for a fund or portfolio where the Underwriter or its group company has more than a 50% interest, in which case it will be classified as a “proprietary order” and subject to appropriate handling by CMIs in accordance with the SFC Code and should disclose, at the same time, if such “proprietary order” may negatively impact the price discovery process in relation to this offering. Prospective investors who do not indicate this information when placing an order are hereby deemed to confirm that their order is not a “proprietary order”. If a prospective investor is otherwise affiliated with any Underwriter, such that its order may be considered to be a “proprietary order” (pursuant to the SFC Code), such prospective investor should indicate to the relevant Underwriter when placing such order. Prospective investors who do not indicate this information when placing an order are hereby deemed to confirm that their order is not a “proprietary order”. Where prospective investors disclose such information but do not disclose that such “proprietary order” may negatively impact the price discovery process in relation to this offering, such “proprietary order” is hereby deemed not to negatively impact the price discovery process in relation to this offering.

Prospective investors should be aware that certain information may be disclosed by CMIs (including private banks) which is personal and/or confidential in nature to the prospective investor. By placing an order, prospective investors are deemed to have understood and consented to the collection, disclosure, use and transfer of such information by the Underwriters and/or any other third parties as may be required by the SFC Code, including to the Issuer, any OCs, relevant regulators and/or any other third parties as may be required by the SFC Code, it being understood and agreed that such information shall only be used for the purpose of complying with the SFC Code, during the bookbuilding process for this offering. Failure to provide such information may result in that order being rejected.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering US$1,000,000,000 aggregate principal amount of 4.625% notes due September 10, 2029 (the “2029 Notes”) and US$1,000,000,000 aggregate principal amount of 4.750% notes due September 10, 2031 (the “2031 Notes,” and together with the 2029 Notes, the “Notes”).

The 2029 Notes will bear interest at a rate of 4.625% per annum and the 2031 Notes will bear interest at a rate of 4.750% per annum, in each case payable semi-annually in arrear on March 10 and September 10 of each year, beginning on March 10, 2027. Interest on the Notes will accrue from September 10, 2026 and will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest.”

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

The payment of interest and the repayment of principal on the Notes will not be guaranteed by the Government.

We do not have any right to redeem the Notes prior to maturity.

Listing

Application will be made to the SGX-ST for the listing and quotation of the Notes on the SGX-ST. Settlement of the Notes is not conditioned on obtaining the listing. For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, the Notes, if traded on the SGX-ST, will be traded in a minimum board lot size of S$200,000 (or its equivalent in foreign currencies). Accordingly, the Notes, if traded on the SGX-ST, will be traded in a minimum board lot size of US$200,000.

In addition, application will be made to list the Notes on the Luxembourg Stock Exchange and to have the Notes admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. Application will also be made for listing of the Notes to the International Securities Market of the London Stock Exchange. No assurance can be given that such applications will be approved or that such listings will be maintained.

Form and Settlement

We will issue each series of the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC, as depositary. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream”.

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as either series of the Notes in all respects so that such further issue shall be consolidated and form a single series with the relevant series of the Notes. We will not issue any such additional debt securities unless such additional securities have less than a de minimis amount of original issue discount, are treated as part of the same “issue” of debt securities as the original series or such issuance would otherwise constitute a “qualified reopening,” in each case for U.S. federal income tax purposes.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about September 10, 2026, which we expect will be the fifth business day following the date of this prospectus supplement, referred to as “T+5,” for the Notes. You should note that initial trading of the Notes may be affected by the T+5 settlement. See “Underwriting—Delivery of the Notes”.

Underwriting

Crédit Agricole Corporate and Investment Bank and The Hongkong and Shanghai Banking Corporation Limited will offer the Notes in the United States through their registered broker-dealer affiliates in the United States, Crédit Agricole Securities (USA) Inc. and HSBC Securities (USA) Inc., respectively. Standard Chartered Bank will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealer as permitted by the regulations of Financial Industry Regulatory Authority, Inc. (“FINRA”). See “Underwriting—Relationship with the Underwriters”.

USE OF PROCEEDS

The net proceeds from the issue of the Notes, after deducting the underwriting discount but not estimated expenses, will be US$1,994,500,000. We will use the net proceeds from the sale of the Notes for our general operations, including extension of foreign currency loans and repayment of our maturing debt and other obligations.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated August 13, 2026. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE KOREA DEVELOPMENT BANK

Unless specified otherwise, the information provided below is stated on a separate basis in accordance with Korean IFRS. Our financial information as of and for the six months ended June 30, 2025 and 2026 in this prospectus supplement is presented based on our unaudited internal management accounts.

Overview

As of June 30, 2026, we had ~~W~~230,566.0 billion of loans outstanding (including loans, call loans, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to the applicable guidelines without adjusting for allowance for loan losses, present value discounts and deferred loan fees), ~~W~~387,052.4 billion of total assets and ~~W~~46,190.4 billion of total equity, compared to ~~W~~220,702.8 billion of loans outstanding, ~~W~~346,273.1 billion of total assets and ~~W~~45,455.4 billion of total equity as of December 31, 2025. For the six months ended June 30, 2026, we recorded interest income of ~~W~~5,257.6 billion, interest expense of ~~W~~4,545.7 billion and net income of ~~W~~1,107.3 billion, compared to ~~W~~5,582.3 billion of interest income, ~~W~~5,040.4 billion of interest expense and ~~W~~1,908.4 billion of net income for the six months ended June 30, 2025.

Capitalization

As of June 30, 2026, our authorized capital was ~~W~~45,000 billion and our capitalization was as follows:

June 30, 2026(1)
(billions of Won)
(unaudited)
Long-term debt(2)(3)(4):
Won currency borrowings	4,568.4
Industrial finance bonds	177,472.4
Foreign currency borrowings	7,975.1

Total long-term debt	190,015.9

Capital:
Paid-in capital	27,935.6
Capital surplus	2,449.2
Retained earnings(5)	14,906.9
Accumulated other comprehensive income	898.7

Total capital	46,190.4

Total capitalization	236,206.3

(1)	Except as disclosed in this prospectus supplement, there has been no material change in our capitalization since June 30, 2026.
(2)	Defined as debt that has a maturity at issuance of one year or more.
(3)

We have translated borrowings in foreign currencies into Won at the rate of ~~W~~1,541.5 to US$1.00, which was the market average exchange rate, as announced by the Seoul Money Brokerage Services Ltd., on June 30, 2026.

(4)	As of June 30, 2026, we had confirmed acceptances and guarantees totaling ~~W~~13,188.7 billion under outstanding guarantees issued on behalf of our clients.
(5)

Includes planned regulatory reserve for credit losses of ~~W~~183.7 billion as of June 30, 2026. If our allowance for credit losses is deemed insufficient for regulatory purposes, we compensate for the difference by recording a regulatory reserve for credit losses, which is shown as a separate item included in retained earnings.

Business

Government Support and Supervision

As of June 30, 2026, our paid-in capital was ~~W~~27,935.6 billion compared to ~~W~~27,257.8 billion as of December 31, 2025. The Government further contributed ~~W~~396 billion in cash to our capital in July 2026.

Selected Financial Statement Data

The following tables present our selected separate financial information as of December 31, 2025 and June 30, 2026 and for the six months ended June 30, 2025 and 2026, which has been derived from our unaudited internal management accounts as of June 30, 2026 and for the six months ended June 30, 2025 and 2026 prepared in accordance with Korean IFRS.

Separate K-IFRS Financial Statement Data

	Six Months Ended June 30,
	2025	2026
	(billions of Won) (unaudited)
Income Statement Data
Total Interest Income	5,582.3	5,257.6
Total Interest Expenses	5,040.4	4,545.7
Net Interest Income	541.9	712.0
Operating Income	2,093.3	2,034.3
Income before Income Tax	2,581.5	1,574.3
Income Tax Expense	673.1	467.1
Net Income	1,908.4	1,107.3

	As of December 31, 2025	As of June 30, 2026
	(billions of Won) (unaudited)
Statements of Financial Position Data
Total Loans(1)	220,702.8	230,566.0
Total Borrowings(2)	275,342.1	289,559.8
Total Assets	346,273.1	387,052.4
Total Liabilities	300,817.8	340,862.1
Equity	45,455.4	46,190.4

(1)

Gross amount, which includes loans for facility development, loans for working capital, loans for households, inter-bank loans, private loans, off-shore loan receivables, loans borrowed from overseas financial institutions, bills bought in foreign currencies, advance payments on acceptances and guarantees and other loans without adjusting for allowance for loan losses, present value discounts and deferred loan fees.

(2)	Total borrowings include deposits, financial liabilities measured at fair value through profit or loss, borrowings and debentures.

Six Months Ended June 30, 2026

In the first half of 2026, we had net income of ~~W~~1,107.3 billion compared to net income of ~~W~~1,908.4 billion in the corresponding period of 2025, on a separate K-IFRS basis. The principal factors for the decrease in net income included:

•	a change in reversal of impairment loss (impairment loss) on investments in subsidiaries and associates to an impairment loss of ~~W~~460.1 billion in the first half of 2026 from a reversal of impairment loss of ~~W~~487.1 billion in the corresponding period of 2025, primarily due to a large reversal of impairment loss recognized in connection with HMM Company Limited in the first half of 2025 compared to no such reversal in the first half of 2026, as well as an increase in impairment loss recognized in connection with KDB Life Co., Ltd.;

•	a change in net gain (loss) on derivatives to a net loss of ~~W~~635.5 billion in the first half of 2026 from a net gain of ~~W~~229.3 billion in the corresponding period of 2025, primarily due to an increase in losses on currency derivatives resulting from the depreciation of the Korean Won against the U.S. dollar; and

•	a change in net gain (loss) on securities measured at fair value through profit or loss to a net loss of ~~W~~50.4 billion in the first half of 2026 from a net gain of ~~W~~358.6 billion in the corresponding period of 2025, primarily due to an increase in valuation losses on Government bonds resulting from an increase in market interest rates during the first half of 2026.

The above factors were partially offset by the following factors:

•	an increase in dividend income to ~~W~~1,686.4 billion in the first half of 2026 from ~~W~~654.5 billion in the corresponding period of 2025, which was mainly due to an increase in dividends we received from companies undergoing restructuring and state-owned enterprises in which we invested during the first half of 2026 compared to the corresponding period of 2025; and

•	a change in net gain (loss) on foreign currency transactions to a net gain of ~~W~~706.7 billion in the first half of 2026 from a net loss of ~~W~~6.2 billion in the corresponding period of 2025, which was primarily due to foreign currency fluctuations.

Allowances for Loan Losses and Loans in Arrears

As of June 30, 2026, we had established allowances of ~~W~~3,863.8 billion for loan losses under Korean IFRS.

Certain of our customers have restructured loans with their creditor banks. As of June 30, 2026, we have provided loans of ~~W~~936.3 billion for companies under workout, court receivership, court mediation and other restructuring procedures. As of June 30, 2026, we had established allowances of ~~W~~570.3 billion for loan losses with respect to such companies. We cannot assure you that actual credit losses from the loans to these customers will not exceed the allowances established.

The following table provides information on our loan loss allowances.

		As of June 30, 2026(1)
		Loan Amount		Loan Loss Allowances
		(in billions of Won, except percentages)
Loan Classification	Normal(2)	~~W~~	228,281.3	~~W~~	2,654.5
	Precautionary		480.7		66.9
	Substandard		628.1		218.5
	Doubtful		255.0		136.7
	Expected Loss		920.9		787.2

	Total	~~W~~	230,566.0	~~W~~	3,863.8

(1)

These figures include loans for facility development, loans for working capital, loans for households, inter-bank loans, private loans, off-shore loan receivables, loans borrowed from overseas financial institutions, bills bought in foreign currencies, advance payments on acceptances and guarantees and other loans.

(2)	Includes loans guaranteed by the Government. Under Korean IFRS, we establish loan loss allowances for all loans including loans guaranteed by the Government.

As of June 30, 2026, our non-performing loans totaled ~~W~~1,804.0 billion, representing 0.8% of our outstanding loans as of such date. Non-performing loans are defined as loans that are classified as substandard or below. On June 30, 2026, our legal reserve was ~~W~~5,214.4 billion, representing 2.3% of our outstanding loans as of such date.

Loans to Financially Troubled Companies

We have credit exposure to a number of financially troubled Korean companies, including HMM Company Limited (formerly, Hyundai Merchant Marine Co., Ltd.), HJ Shipbuilding & Construction Co., Ltd. (formerly, Hanjin Heavy Industries & Construction Co., Ltd.), Daehan Shipbuilding Co., Ltd., K Shipbuilding Co., Ltd. (formerly, STX Offshore & Shipbuilding), GM Korea Company and Taeyoung E&C. As of June 30, 2026, our credit extended to these companies totaled ~~W~~9,646.4 billion, accounting for 2.5% of our total assets as of such date.

The following table shows the changes in credit exposure (including loans, guarantees and equity investments classified as substandard or below) extended to these companies as of the dates indicated:

	As of December 31, 2025		As of June 30, 2026		Primary Reason for Change
	(billions of Won)
HMM Company Limited	~~W~~	6,676.1	~~W~~	6,663.5	Decrease due to repayment of loans
HJ Shipbuilding & Construction		882.3		767.7	Decrease due to repayment of loans
Daehan Shipbuilding		628.7		774.9	Increase due to an increase in refund guarantees
K Shipbuilding		751.4		819.2	Increase due to an increase in refund guarantees
GM Korea Company		483.5		487.4	Increase due to an increase in the value of stocks
Taeyoung E&C		133.7		133.7	—

Total	~~W~~	9,555.7	~~W~~	9,646.4

As of June 30, 2026, we established allowances of ~~W~~0.1 billion for HMM Company Limited, ~~W~~75.1 billion for HJ Shipbuilding & Construction, ~~W~~16.5 billion for Daehan Shipbuilding, ~~W~~7.4 billion for K Shipbuilding, none for GM Korea Company and ~~W~~13.8 billion for Taeyoung E&C.

We did not sell any non-performing loans in the first half of 2026.

Debt

Debt Repayment Schedule

The following table sets out our principal repayment schedule as of June 30, 2026:

Debt Principal Repayment Schedule(1)

	Maturing on or before December 31,
Currency(2)(3)	2026		2027		2028		2029		Thereafter
	(billions of Won)
Won	~~W~~	28,803.6	~~W~~	53,860.0	~~W~~	25,259.7	~~W~~	6,913.2	~~W~~	7,458.5
Foreign		29,593.0		23,860.7		15,420.5		8,914.0		15,912.1

Total Won Equivalent	~~W~~	58,396.6	~~W~~	77,720.7	~~W~~	40,680.2	~~W~~	15,827.2	~~W~~	23,370.6

(1)	Excludes bonds sold under repurchase agreements and call money.
(2)	Borrowings in foreign currencies have been translated into Won at the market average exchange rates on June 30, 2026, as announced by the Seoul Money Brokerage Services Ltd.
(3)	We categorize debt with respect to which we have entered into currency swap agreements by our repayment currency under such agreements.

Directors and Management; Employees

Currently, the members of our Board of Directors are:

Position	Name	Expiration of Term
Chief Executive Officer and Chairman of the Board of Directors	Sangjin Park	September 9, 2028
Chief Operating Officer and Vice Chairman of the Board of Directors	Bong Hee Lee	March 23, 2029
Auditor	Jae Shin Kim	March 25, 2027
Independent Non-executive Directors	Seung Cheol Jeon	May 1, 2027
	Seungho Lee	April 23, 2028
	Woo Chan Kim	April 23, 2028
	Seeun Jeong	April 23, 2028
	Kyung-Woo Lee	April 23, 2028

THE REPUBLIC OF KOREA

The Financial System

Securities Markets

The Korea Composite Stock Price Index was 6,820.02 on August 31, 2026.

Monetary Policy

Interest Rates

Most recently, on August 27, 2026, The Bank of Korea raised its policy rate to 3.00% from 2.75%, in response to rising levels of household debt and inflationary pressures.

Foreign Exchange

The market average exchange rate between the Won and the U.S. Dollar (in Won per one U.S. Dollar) as announced by the Seoul Money Brokerage Service Ltd. was Won 1,376.5 to US$1.00 on August 31, 2026.

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic’s current account surplus in the first half of 2026 increased to US$191.0 billion from the current account surplus of US$47.9 billion in the corresponding period of 2025, primarily due to a significant increase in surplus from the goods account.

Foreign Currency Reserves

The amount of the Government’s foreign currency reserves was US$427.9 billion as of July 31, 2026.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the forms of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the United States Securities and Exchange Commission as exhibits to the registration statement no. 333-296872.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

The Notes

We are offering US$1,000,000,000 aggregate principal amount of 4.625% notes due September 10, 2029 (the “2029 Notes”) and US$1,000,000,000 aggregate principal amount of 4.750% notes due September 10, 2031 (the “2031 Notes,” and together with the 2029 Notes, the “Notes”).

Governed by Fiscal Agency Agreement

We will issue the Notes under the fiscal agency agreement, dated as of February 15, 1991, as amended and supplemented from time to time, between us and The Bank of New York (now The Bank of New York Mellon), as fiscal agent (the “Fiscal Agency Agreement”). The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

The 2029 Notes are initially limited to US$1,000,000,000 aggregate principal amount and the 2031 Notes are initially limited to US$1,000,000,000 aggregate principal amount. The 2029 Notes will mature on September 10, 2029 (the “2029 Notes Maturity Date”) and the 2031 Notes will mature on September 10, 2031 (the “2031 Notes Maturity Date,” and together with the 2029 Notes Maturity Date, the “Maturity Dates”). The 2029 Notes will bear interest at the rate of 4.625% per annum and the 2031 Notes will bear interest at the rate of 4.750% per annum, in each case payable semi-annually in arrear on March 10 and September 10 of each year (each, an “Interest Payment Date”), beginning on March 10, 2027. Interest on the Notes will accrue from September 10, 2026. If any Interest Payment Date or any Maturity Date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay. We will pay interest to the person who is registered as the owner of a 2029 Note or 2031 Note, as applicable, at the close of business on the fifteenth day (whether or not a business day) preceding the related Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the Notes in immediately available funds in U.S. dollars.

The payment of interest and the repayment of principal on the Notes will not be guaranteed by the Government.

Denomination

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

We will issue each series of the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear or Clearstream if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

General

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, in the event that any of the global notes are exchanged for Notes in definitive registered form, we will appoint and maintain a paying agent in Singapore, where the certificates representing the Notes may be presented or surrendered for payment or redemption. In addition, in the event that any of the global notes are exchanged for Notes in definitive registered form, an announcement of such exchange will be made through the SGX-ST by or on behalf of us. Such announcement will include all material information with respect to the delivery of the certificates representing the Notes, including details of the paying agent in Singapore.

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as either series of the Notes in all respects so that such further issue shall be consolidated and form a single series with the relevant series of the Notes. We will not issue any such additional debt securities unless such additional securities have less than a de minimis amount of original issue discount, are treated as part of the same “issue” of debt securities as the original series or such issuance would otherwise constitute a “qualified reopening,” in each case for U.S. federal income tax purposes.

Notices

All notices regarding the Notes will be published by us in London in the Financial Times and in New York in The Wall Street Journal (U.S. Edition). If we cannot, for any reason, publish notice in any of those newspapers, we will choose an appropriate alternate English language newspaper of general circulation, and notice in that newspaper will be considered valid notice. Notice will be considered made on the first date of its publication.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of the Notes through DTC, Euroclear and Clearstream

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the global notes through Euroclear or Clearstream, if you are a DTC participant in such systems, or indirectly through organizations that are DTC participants in such systems. Euroclear and Clearstream will hold their Euroclear/Clearstream participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its DTC participants, or persons holding beneficial interests in the Notes through such DTC participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the Fiscal Agency Agreement or the Notes. Euroclear’s or Clearstream’s ability to take actions as holder under the Notes or the Fiscal Agency Agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees and indemnity satisfactory to the fiscal agent for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Transfers Within and Between DTC, Euroclear and Clearstream

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account, and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Euroclear or Clearstream will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on the Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders who use Euroclear or Clearstream and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail unless one of three steps is taken:

•	borrowing through Euroclear or Clearstream for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream account, in accordance with the clearing system’s customary procedures;

•	borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream account in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream participant.

Trading Between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the Notes has a line of credit with Euroclear or Clearstream and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

TAXATION

Korean Taxation

For a discussion of certain Korean tax considerations that may be relevant to you if you invest in the Notes, see “Taxation—Korean Taxation” in the accompanying prospectus.

U.S. Federal Income Tax Considerations

For a discussion of U.S. federal income tax considerations that may be relevant to you if you are a beneficial owner of the Notes and are a U.S. holder, see “Taxation—U.S. Federal Income Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

We and the underwriters named below (the “Underwriters”) have entered into a Terms Agreement dated September 2, 2026 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement—Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally and not jointly, and each of the Underwriters has, severally and not jointly, agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Names of the Underwriters	Principal Amount of the 2029 Notes		Principal Amount of the 2031 Notes
Citigroup Global Markets Limited	US$	166,667,000	US$	166,667,000
Crédit Agricole Corporate and Investment Bank	US$	166,667,000	US$	166,667,000
The Hongkong and Shanghai Banking Corporation Limited	US$	166,667,000	US$	166,667,000
J.P. Morgan Securities plc	US$	166,667,000	US$	166,667,000
Mizuho Securities Asia Limited	US$	166,666,000	US$	166,666,000
Standard Chartered Bank	US$	166,666,000	US$	166,666,000

Total	US$	1,000,000,000	US$	1,000,000,000

Any Underwriter who is not registered as a broker-dealer with the Securities and Exchange Commission will not engage in any transaction related to the Notes in the United States except as permitted by the Exchange Act. Crédit Agricole Corporate and Investment Bank and The Hongkong and Shanghai Banking Corporation Limited will offer the Notes in the United States through their registered broker-dealer affiliates in the United States, Crédit Agricole Securities (USA) Inc. and HSBC Securities (USA) Inc., respectively. Standard Chartered Bank will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealer as permitted by the regulations of FINRA.

Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any series of the Notes, then the Underwriters are obligated to take and pay for all of the Notes of such series.

The Underwriters initially propose to offer the Notes directly to the public at the offering price described on the cover page of this prospectus supplement. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

If a jurisdiction requires that the offering be made by a licensed broker or dealer and the Underwriters or any affiliate of the Underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by that Underwriter or its affiliate on our behalf in such jurisdiction.

The Notes are a new class of securities with no established trading market. Application will be made to the SGX-ST for the listing and quotation of the Notes on the SGX-ST. In addition, application will be made to list the Notes on the Luxembourg Stock Exchange and to have the Notes admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. Application will also be made for listing of the Notes to the International Securities Market of the London Stock Exchange. No assurance can be given that such applications will be approved or that such listings will be maintained. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

The amount of our net proceeds from the 2029 Notes is US$997,640,000 after deducting underwriting discounts but not estimated expenses. Expenses associated with the 2029 Notes offering are estimated to be US$100,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the 2029 Notes.

The amount of our net proceeds from the 2031 Notes is US$996,860,000 after deducting underwriting discounts but not estimated expenses. Expenses associated with the 2031 Notes offering are estimated to be US$100,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the 2031 Notes.

The Underwriters and certain of their affiliates may have performed certain commercial banking, investment banking and advisory services for us and/or our affiliates from time to time for which they have received customary fees and expenses and may, from time to time, engage in transactions with and perform services for us and/or our affiliates in the ordinary course of their business.

The Underwriters or certain of their affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes but not with a view to distribution. The Underwriters or their respective affiliates may purchase Notes for their own account and enter into transactions, including credit derivatives, such as asset swaps, repackaging and credit default swaps relating to Notes and/or other securities of us or our subsidiaries or affiliates at the same time as the offer and sale of Notes or in secondary market transactions. Such transactions would be carried out as bilateral trades with selected counterparties and separately from any existing sale or resale of Notes to which this prospectus supplement relates (notwithstanding that such selected counterparties may also be purchasers of Notes).

Important Notice to CMIs (including private banks)

This notice to CMIs (including private banks) is a summary of certain obligations the SFC Code imposes on CMIs, which require the attention and cooperation of other CMIs (including private banks). Certain CMIs may also be acting as OCs for this offering and are subject to additional requirements under the SFC Code.

Prospective investors who are the directors, employees or major shareholders of the Issuer, a CMI or its group companies would be considered under the SFC Code as having an Association with the Issuer, the CMI or the relevant group company. CMIs should specifically disclose whether their investor clients have any Association when submitting orders for the Notes. In addition, private banks should take all reasonable steps to identify whether their investor clients may have any Associations with the Issuer or any CMI (including its group companies) and inform the Underwriters accordingly.

CMIs are informed that the marketing and investor targeting strategy for this offering includes institutional investors, sovereign wealth funds, pension funds, hedge funds, family offices and high net worth individuals, in each case, subject to the selling restrictions and any MiFID II product governance language or any UK MiFIR product governance language set out elsewhere in this prospectus supplement.

CMIs should ensure that orders placed are bona fide, are not inflated and do not constitute duplicated orders (i.e., two or more corresponding or identical orders placed via two or more CMIs). CMIs should enquire with their investor clients regarding any orders which appear unusual or irregular. CMIs should disclose the identities of all investors when submitting orders for the Notes (except for omnibus orders where underlying investor information may need to be provided to any OCs when submitting orders). Failure to provide underlying investor information for omnibus orders, where required to do so, may result in that order being rejected. CMIs should not place “X-orders” into the order book.

CMIs should segregate and clearly identify their own proprietary orders (and those of their group companies, including private banks as the case may be) in the order book and book messages.

CMIs (including private banks) should not offer any rebates to prospective investors or pass on any rebates provided by the Issuer. In addition, CMIs (including private banks) should not enter into arrangements which may result in prospective investors paying different prices for the Notes.

The SFC Code requires that a CMI disclose complete and accurate information in a timely manner on the status of the order book and other relevant information it receives to targeted investors for them to make an informed decision. In order to do this, those Underwriters in control of the order book should consider disclosing order book updates to all CMIs.

When placing an order for the Notes, private banks should disclose, at the same time, if such order is placed other than on a “principal” basis (whereby it is deploying its own balance sheet for onward selling to investors). private banks who do not provide such disclosure are hereby deemed to be placing their order on such a “principal” basis. Otherwise, such order may be considered to be an omnibus order pursuant to the SFC Code. private banks should be aware that placing an order on a “principal” basis may require the Underwriters to apply the “proprietary orders” of the SFC Code to such order and will require the Underwriters to apply the “rebates” requirements of the SFC Code (if applicable) to such order.

In relation to omnibus orders, when submitting such orders, CMIs (including private banks) that are subject to the SFC Code should disclose underlying investor information in respect of each order constituting the relevant omnibus order (failure to provide such information may result in that order being rejected). Underlying investor information in relation to omnibus orders should consist of:

•	The name of each underlying investor;

•	A unique identification number for each investor;

•	Whether an underlying investor has any “Associations” (as used in the SFC Code);

•	Whether any underlying investor order is a “Proprietary Order” (as used in the SFC Code);

•	Whether any underlying investor order is a duplicate order.

Underlying investor information in relation to omnibus orders should be sent to: dcmomnibus@citi.com; HKG-Syndicate@ca-cib.com; Investor.info.hk.bond.deals@jpmorgan.com; Omnibus_Bond@hk.mizuho-sc.com; synhk@sc.com.

To the extent information being disclosed by CMIs and investors is personal and/or confidential in nature, CMIs (including private banks) agree and warrant: (A) to take appropriate steps to safeguard the transmission of such information to any OCs; and (B) that they have obtained the necessary consents from the underlying investors to disclose such information to any OCs. By submitting an order and providing such information to any OCs, each CMI (including private banks) further warrants that they and the underlying investors have understood and consented to the collection, disclosure, use and transfer of such information by any OCs and/or any other third parties as may be required by the SFC Code, including to the Issuer, relevant regulators and/or any other third parties as may be required by the SFC Code, for the purpose of complying with the SFC Code, during the bookbuilding process for this offering. CMIs that receive such underlying investor information are reminded that such information should be used only for submitting orders in this offering. The Underwriters may be asked to demonstrate compliance with their obligations under the SFC Code, and may request other CMIs (including private banks) to provide evidence showing compliance with the obligations above (in particular, that the necessary consents have been obtained). In such event, other CMIs (including private banks) are required to provide the Underwriters with such evidence within the timeline requested.

By placing an order, prospective investors (including any underlying investors in relation to omnibus orders) are deemed to represent to the Underwriters that it is not a Sanctions Restricted Person. A “Sanctions Restricted Person” means an individual or entity (a “Person”): (a) that is, or is directly or indirectly owned or controlled by a

Person that is, described or designated in (i) the most current “Specially Designated Nationals and Blocked Persons” list (which as of the date hereof can be found at: http://www.treasury.gov/ofac/downloads/sdnlist.pdf ) or (ii) the Foreign Sanctions Evaders List (which as of the date hereof can be found at: http://www.treasury.gov/ofac/downloads/fse/fselist.pdf) or (iii) the most current “Consolidated list of persons, groups and entities subject to EU financial sanctions” (which as of the date hereof can be found at: https://eeas.europa.eu/headquarters/headquartershomepage_en/8442/Consolidated%20list%20of%20sanctions); or (b) that is otherwise the subject of any sanctions administered or enforced by any Sanctions Authority, other than solely by virtue of: (i) their inclusion in the most current “Sectoral Sanctions Identifications” list (which as of the date hereof can be found at: https://www.treasury.gov/ofac/downloads/ssi/ssilist.pdf) (the “SSI List”), (ii) their inclusion in Annexes 3, 4, 5 and 6 of Council Regulation No. 833/2014, as amended by Council Regulation No. 960/2014 (the “EU Annexes”), (iii) their inclusion in any other list maintained by a Sanctions Authority, with similar effect to the SSI List or the EU Annexes, (iv) them being the subject of restrictions imposed by the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”) under which BIS has restricted exports, re-exports or transfers of certain controlled goods, technology or software to such individuals or entities; (v) them being an entity listed in the Annex to the new Executive Order of 3 June 2021 entitled “Addressing the Threat from Securities Investments that Finance Certain Companies of the People’s Republic of China” (known as the Non-SDN Chinese Military- Industrial Complex Companies List), which amends the Executive Order 13959 of 12 November 2020 entitled “Addressing the threat from Securities Investments that Finance Chinese Military Companies”; or (vi) them being subject to restrictions imposed on the operation of an online service, Internet application or other information or communication services in the United States directed at preventing a foreign government from accessing the data of U.S. persons; or (c) that is located, organized or a resident in a comprehensively sanctioned country or territory, including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the Donetsk’s People’s Republic or Luhansk People’s Republic. “Sanctions Authority” means: (a) the United States government; (b) the United Nations; (c) the European Union (or any of its member states); (d) the United Kingdom; (e) any other equivalent governmental or regulatory authority, institution or agency which administers economic, financial or trade sanctions; and (f) the respective governmental institutions and agencies of any of the foregoing including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the United States Department of State, the United States Department of Commerce and His Majesty’s Treasury.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about September 10, 2026, which we expect will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in one business day, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on any day prior to the first business day from the settlement, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

Each Underwriter has agreed, severally and not jointly, to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

Each Underwriter has severally represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea, or to, or for the account or benefit of, any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations, and (ii) any securities dealer to whom the Underwriters may sell the Notes will agree that it will not offer any Notes, directly or indirectly, in Korea, or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any other dealer who does not so represent and agree.

United Kingdom

Each Underwriter has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to us, and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Spain

The proposed offer of Notes has not been registered with the Comisión Nacional del Mercado de Valores (the “CNMV”). Accordingly, each of the Underwriters has represented and agreed that Notes can only be offered in Spain to qualified investors pursuant to and in compliance with the consolidated text of the Securities Market Law approved by Spanish Royal Legislative Decree 4/2015, Spanish Royal Decree 1310/2005, both as amended from time to time, and any regulation issued thereunder.

Japan

Each Underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”). Accordingly, each Underwriter has severally represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Notes in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and other relevant laws and regulations of Japan.

Hong Kong

Each Underwriter has severally represented and agreed that:

•	it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and

•	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Singapore

Each Underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore.

Accordingly, each Underwriter has severally represented and agreed that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 of Australia) in relation to the offering of the Notes has been or will be lodged with or registered by Australian Securities and Investments Commission or the Australian Securities Exchange Limited. Each Underwriter has represented and agreed that it has not:

(a)	made or invited, and will not make or invite, an offer of the Notes for issue or sale in Australia (including an offer or invitation which is received by a person in Australia); and

(b)	distributed or published and will not distribute or publish any draft, preliminary or final form offering memorandum, advertisement or other offering material relating to the Notes in Australia,

unless:

(i)

the minimum aggregate consideration payable by each offeree is at least AUD 500,000 (or its equivalent in an alternate currency) (disregarding money lent by the offeror or its associates) or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 and Part 7 of the Corporations Act 2001 of Australia; and

(ii)	such action complies with all applicable laws, directives and regulations and does not require any document to be lodged with, or registered by, the Australian Securities and Investments Commission.

Each Underwriter has agreed that it will not sell the Notes in circumstances where employees of the Underwriter aware of, or involved in, the sale know, or have reasonable grounds to suspect, that the Notes, or an interest in or right in respect of the Notes, was being, or would later be, acquired either directly or indirectly by a resident of Australia, or a non-resident who is engaged in carrying on business in Australia at or through a permanent establishment of that non-resident in Australia (the expressions “resident of Australia”, “non-resident” and “permanent establishment” having the meanings given to them by the Australian Tax Act).

Canada

Prospective Canadian investors are advised that the information contained within the prospectus supplement and the accompanying prospectus has not been prepared with regard to matters that may be of particular concern to Canadian investors. Accordingly, prospective Canadian investors should consult with their own legal, financial and tax advisers concerning the information contained within the prospectus supplement and the accompanying prospectus and as to the suitability of an investment in the Notes in their particular circumstances.

Each Underwriter has severally represented and agreed that the Notes may only be offered or sold in the provinces of Alberta, British Columbia, Ontario and Québec or to or for the benefit of a resident of these provinces pursuant to an exemption from the requirement to file a prospectus in such province in which such offer or sale is made, and only by a dealer duly registered under the applicable securities laws of that province or by a dealer that is relying in that province on the “international dealer” exemption provided by section 8.18 of

National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (NI 31-103). Furthermore, the Notes may only be offered or sold to or for the benefit of a resident of any such province provided that such resident is purchasing, or deemed to be purchasing, as principal and is both an “accredited investor” as defined in National Instrument 45-106 Prospectus Exemptions (NI 45-106) or subsection 73.3 (1) of the Securities Act (Ontario) and a “permitted client” as defined in NI 31-103. By purchasing any Notes and accepting delivery of a purchase confirmation a purchaser is representing to the underwriters and the dealer from whom the purchase confirmation is received that it is an “accredited investor” and “permitted client” as defined above. The distribution of the Notes in Canada is being made on a private placement basis only and any resale of the Notes must be made in accordance with applicable Canadian securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with prospectus and registration requirements or exemptions from the prospectus and registration requirements.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Under Canadian securities law, National Instrument 33-105 Underwriting Conflicts (NI 33-105) provides disclosure requirements with respect to potential conflicts of interest between an issuer and underwriters, dealers or placement agents, as the case may be. To the extent any conflict of interest between us and any of the Underwriters (or any other placement agent acting in connection with this offering) may exist in respect of this offering, the applicable parties to this offering are relying on the exemption from these disclosure requirements provided to them by section 3A.3 of NI 33-105 (exemption based on U.S. disclosure).

Upon receipt of this prospectus, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce prospectus, chaque acheteur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Price Stabilization and Short Position

In connection with this offering, any of the Underwriters appointed and acting in its capacity as stabilizing manager (the “Stabilizing Manager”) or any person acting for it, on behalf of the Underwriters, may purchase and sell the Notes in the open market. These transactions may include over-allotment, covering transactions, penalty bids and stabilizing transactions. Over-allotment involves sales of the Notes in excess of the principal amount of Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. A penalty bid occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Underwriters or the Stabilizing Manager has repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions. Stabilizing transactions consist of certain bids or purchases of Notes in the open market for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time, and must discontinue them after a limited period.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Yulchon LLC, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Linklaters LLP, Seoul, Korea. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Linklaters LLP may rely as to matters of Korean law upon the opinion of Yulchon LLC, and Yulchon LLC may rely as to matters of New York law upon the opinions of Cleary Gottlieb Steen & Hamilton LLP.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chief Executive Officer and Chairman of the Board of Directors, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Korea Development Bank.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1954 as a government-owned financial institution pursuant to The Korea Development Bank Act, as amended. The address of our registered office is 14, Eunhaeng-ro, Yeongdeungpo-gu, Seoul 07242, The Republic of Korea. Our Legal Entity Identifier is 549300ML2LNRZUCS7149.

Our Board of Directors can be reached at the address of our registered office: c/o 14, Eunhaeng-ro, Yeongdeungpo-gu, Seoul 07242, The Republic of Korea.

The issue of the Notes has been authorized by a resolution of our Board of Directors passed on December 24, 2025 and a decision of our Chief Executive Officer dated August 3, 2026. On August 18, 2026, we filed our reports on the proposed issuance of the Notes with the Ministry of Finance and Economy of Korea.

The registration statement with respect to us and the Notes has been filed with the U.S. Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which are available to the public from the U.S. Securities and Exchange Commission’s website at http://www.sec.gov. This website is maintained by the U.S. Securities and Exchange Commission and contains reports and other information regarding issuers that file electronically with the U.S. Securities and Exchange Commission.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream:

	ISIN	CUSIP	Common Code
2029 Notes	US500630ES35	500630 ES3	349238560
2031 Notes	US500630ET18	500630 ET1	349238578

HEAD OFFICE OF THE BANK

14, Eunhaeng-ro

Yeongdeungpo-gu, Seoul 07242

The Republic of Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York Mellon

London Branch

One Canada Square

London E14 5AL

United Kingdom

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Yulchon LLC, Parnas Tower, 38F 521 Teheran-ro, Gangnam-gu Seoul 06164 The Republic of Korea	Cleary Gottlieb Steen & Hamilton LLP c/o 19th Floor, Ferrum Tower 19 Eulji-ro 5-gil, Jung-gu Seoul 04539 The Republic of Korea

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law

Linklaters LLP

22nd Floor, Center One Building

26, Eulji-ro 5-gil, Jung-gu

Seoul 04539

The Republic of Korea

AUDITOR OF THE BANK

Nexia Samduk

12F, S&S Building

48 Ujeongguk-ro, Jongno-gu

Seoul 03145

The Republic of Korea

SINGAPORE LISTING AGENT

Shook Lin & Bok LLP

1 Robinson Road

#18-00 AIA Tower

Singapore 048542

LONDON LISTING AGENT

Cleary Gottlieb Steen & Hamilton LLP

2 London Wall Place

London EC2Y 5AU

England

LUXEMBOURG LISTING AGENT

Arendt & Medernach SA

41A, Avenue John F. Kennedy

L-2082 Luxembourg